Exhibit 10.5

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”) is entered into as of July 1, 2002 (the “Effective Date”) by and between ArcSoft, Inc., a California corporation (“ArcSoft”), as the employer; and Mr. Michael Hui Deng, an individual (“Executive”), as the employee. ArcSoft and Executive may be referred to collectively in this Agreement as the “Parties”.

RECITALS

A. ArcSoft and Executive entered into an Executive Employment Agreement dated January 1, 1998 (the “Original Agreement”);

B. Executive is the co-founder of ArcSoft and has served as its Chief Executive Officer, President and Board member since 1994;

C. The non-management directors of ArcSoft have noted the unique and singular contribution that the Executive has made to ArcSoft. They have also noted that paramount to ArcSoft’s interest is insuring the Executive’s retention and securing that his skills and abilities remain focused on the continued growth and leadership of ArcSoft. They noted that the vision and energetic commitment that the Executive has demonstrated during his tenure as the above positions has been and continues to be a fundamental and essential asset of ArcSoft. They noted the efforts of the Executive are recognized as profoundly and positively impacting on the long-term value of the shareholders’ interests in ArcSoft. The Executive has left an indelible mark on ArcSoft’s culture and its values. In particular, the directors have also made note of management’s ability to achieve the performance expectations for ArcSoft in both positive and negative market conditions during the past eight years.

D. In recognition of these accomplishments and in order to continue to achieve ambitious goals for the performance of ArcSoft, the Parties modified certain terms of the Original Agreement and added certain other terms to the Original Agreement.

Therefore, in consideration of the promises and the mutual covenants and agreements set forth herein, the Parties agree to enter into this Amended and Restated Employment Agreement as follows:

TERMS AND CONDITIONS

1.	Position, Authorities and Responsibilities

(a) Executive shall be employed by ArcSoft as its Chief Executive Officer and President, and member of Board of Directors (“Board”). Executive shall report directly and solely to ArcSoft’s Board. The Board agrees to nominate Executive for election to the Board as a member at each annual shareholders’ meeting. Executive agrees to serve on the Board if elected.

(b) As Chief Executive Officer and President, Executive shall have duties and responsibilities that are customary to such offices and positions in a California corporation, including general supervision, direction, and control of the business and officers of ArcSoft, subject to the supervision of the Board and its committees (if any, and to the extent the Board has delegated authorities to such committees), and the Bylaws of ArcSoft and California Corporate Law.

(c) All other executive officers and employees of ArcSoft and its subsidiaries shall report directly to Executive or his designees.

(d) Executive shall also have right to appoint or employ and remove or terminate the personnel described in Section 1(c).

(e) Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Arc Soft, and not to do any act which would injure the business, interests, or reputation of ArcSoft or any of its subsidiaries.

2.	Termination of Original Agreement

The Original Agreement shall be terminated and be of no further force and effect as of the Effective Date of this Agreement.

3.	Term

The Term of this Agreement and Executive’s employment under this Agreement shall be effective as of the Effective Date and shall continue for a Term ending on June 30, 2006. This Agreement and Executive’s employment shall automatically continue for successive one-year period at the end of the Term, unless either party gives written notice to the other party of its intent to terminate this Agreement and Executive’s employment no later than 180 days prior to the commencement of any such one-year renewal period.

4.	Compensation

In consideration of, and in exchange for, the services to be provided by Executive, Executive shall receive the amounts and benefits set for in this Section 4 as of Effective Date of this Agreement unless otherwise specified:

(a) Base Salary Executive’s annual Base Salary shall be $250,000 paid semi-monthly, on ArcSoft’s regular payday (15th and the last day of each month), less all applicable taxes, social security payments and other items that ArcSoft is required by law to withhold or deduct therefrom. The Base Salary shall be subject to annual review by the Board or its Compensation Committee and may be increased in light of the size and performance of ArcSoft. After any such change, Executive’s new level of Base Salary shall be Executive’s Base Salary for purpose of this Agreement.

(b) Incentive Bonus During the Term of this Agreement, Executive shall receive an Incentive Bonus for each of ArcSoft’s fiscal years ending on June 30th in an amount equal to 40% of the Base Salary (or the adjusted Base Salary as described in this Section 4(a)). The Incentive Bonus shall be paid within 60 days following the close of each fiscal year. The amount payable under this Section 4(b) shall not be subject to the further discretion of ArcSoft Board or its Compensation Committee and shall not be reduced except as specifically provided in this Section 4, or as otherwise mutually agreed by the Parties in writing.

(c) Stock Option Executive shall be eligible to participate in the Stock Option Plans of ArcSoft and any additional or successor plans including any equity plans.

(i) Option Grant Upon execution of this Agreement, in addition to the options Executive now has under the Original Agreement, Executive shall be granted an additional option to purchase ArcSoft’s common stock (the “Stock Option” or “Option”) for a number of equal to 4% of the shares of ArcSoft, on the date of Effective Date of this Agreement, calculated on a fully-diluted basis assuming convertibility of all other forms of security into common stock, including but not limited to the shares owned or controlled by ArcSoft and the amount expected to set aside for option pool for its employees, directors and consultant, pursuant to ArcSoft Stock Option Plan and its amendment, estimated at 31,164,625 shares. The estimated number to be granted to Executive accordingly shall be 1,246,585 shares.

(ii) Option Price The Option shall have an exercise price of 110% of the Fair Market Value of ArcSoft’s stock option price set forth by the Board as of the Effective Date of this Agreement to be qualified as Incentive Stock Option, as long as Executive is still a 10% and more shareholder of ArcSoft.

(iii) Vesting The Option shall be vested in the following schedule, provided that Executive maintains the status of full-time employee of ArcSoft during the Term of this Agreement:

•	50% of the Option shall become vested and fully exercisable on and after the Effective Date of this Agreement;

•	12.5% of the Option shall become vested and fully exercisable on and June 30, 2003;

•	12.5% of the Option shall become vested and fully exercisable on and June 30, 2004;

•	12.5% of the Option shall become vested and fully exercisable on and June 30, 2005;

•	12.5% of the Option shall become vested and fully exercisable on and June 30, 2006.

ArcSoft shall provide financial aid to Executive to subsidize the exercise of all the options that Executive now has under the Original Agreement and the Option under this Agreement, and any option that may be granted to him thereafter.

(iv) Repurchase By mutual written consent, ArcSoft or its successor in the event of Change of Control as defined hereunder will have the right to repurchase the Option and other options Executive now has and may be granted thereafter (and any shares acquired upon exercise of the Option and other options) by paying Executive the Fair Market Value (at the time of repurchase) of the stock covered by the Option, minus the exercise price otherwise paid or payable.

(v) Additional Grants Executive shall also be entitled to additional option grants from time to time upon approval of Board.

5.	Other Benefits

During the Term of this Agreement and for services rendered hereunder, Executive shall also be entitled to receive all other benefits which are, and may be in the future, generally available to members of ArcSoft’s senior management, including but not limited to the followings:

(a) Group Insurance Executive shall be automatically covered by ArcSoft group insurance programs including Health, Dental, Vision, Disability, and Life. Executive’s spouse and children under 18 (or otherwise determined by the plans) can join the insurance programs subject to ArcSoft policies and applicable laws. The premium of such insurance program(s) shall be paid by ArcSoft.

(b) 401(k) and Other Retirement Plans Executive shall be eligible to participate in employee benefit plans maintained by ArcSoft and in other benefits provided by ArcSoft to its employees and senior executives, now and in the future, including 401(k) and other retirement plans, deferred compensation and similar benefits subject to change from time to time at the reasonable discretion of ArcSoft.

(c) Other Benefits Executive shall also be entitled to other benefits provided by ArcSoft to its employees and senior executives from time to time, including but not limited to annual vacation, paid holiday, sick leave, and other similar benefits. Executive shall be entitled to paid vacation up to 4 weeks per calendar year.

(d) Executive Term Life Insurance ArcSoft has purchased and shall continue maintain during the Term of this Agreement a key person term insurance on Executive’s life in the face amount of at least $1,000,000 in the event that Executive dies or becomes Permanently Disabled defined under Section 8(b) during the Term of this Agreement and Executive’s employment hereunder. ArcSoft and the beneficiaries designated by Executive shall each receive half of the proceeds (50%), and ArcSoft shall bear the expense of such insurance policy and be the holder and owner of such policy.

(e) Reimbursement of Other Business Related Expenses ArcSoft agrees to reimburse Executive membership dues and related ongoing costs of appropriate professional organizations.

ArcSoft agrees to make a favorable tax treatment for any tax consequences imposed on Executive in association with any of the benefits described above under the Internal Revenue Code of 1986, as amended (the “Code”), or provide a “Gross-up” payment to cover such taxes. ArcSoft shall borne the charges by an accountant for services thereof.

6.	Obligations and Restrictive Covenants

(a) Obligations During the Term of this Agreement and Executive’s employment hereunder, Executive shall devote his substantial business effort and time to ArcSoft and its subsidiaries or affiliates, or through such personnel he shall designate in accordance with the Bylaws of ArcSoft and the laws of California. Executive agrees, during the Term of this Agreement and Executive’s employment hereunder, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval of the Board. This obligation shall not preclude Executive from (i) serving in any capacity with any professional, community, industry, civic, educational or charitable organization; (ii) serving as a member of corporate boards of directors, provided that the Board has consented (which consent shall not be unreasonably withheld or delayed), so long as these activities or services do not materially interfere or conflict with Executive’s responsibilities to, or ability to perform his duties of employment by ArcSoft under this Agreement.

(b) Non-Competition; Non-Solicitation The Parties hereto recognize that Executive’s services are unique and the Restrictive Covenants on Executive set forth in this Section 6 are essential to protect the business (including trade secret and other confidential information disclosed by ArcSoft to, learned or developed by Executive during the course of employment by ArcSoft) and good will of ArcSoft. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, Executive agrees that during the Term of this Agreement and employment hereunder, and for a period of 12 months thereafter (the “Covenant Period”), Executive shall not:

(i) Engage in any business similar or related to or competitive with the business conducted by ArcSoft or any of its subsidiaries or affiliates described from time to time in ArcSoft Annual Report to its shareholders and Board (the “Core Business of ArcSoft”);

(ii) Render advice or services to, or otherwise assist, any other person, association, or entity that is engaged, directly or indirectly, in any business similar or related to or competitive with the Core Business of ArcSoft;

(iii) Transact any business in any manner pertaining to suppliers or customers of ArcSoft or any of its subsidiaries affiliates which, in any manner, would have, or is likely to have, an adverse effect upon the Core Business of ArcSoft or any of its subsidiaries affiliates;

(iv) Induce any employee of ArcSoft or any of its subsidiaries affiliates to terminate his or her employment with ArcSoft or any of its subsidiaries affiliates, or hire or assist in the hiring of any such employee by any person or entity not affiliated with, ArcSoft.

For purposes of this Agreement, “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control, with ArcSoft.

Notwithstanding the foregoing, if ArcSoft abandons a particular aspect of the Core Business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this post-employment non-competition covenant shall not apply to such former aspect of ArcSoft’s business.

7.	Confidentiality

Executive acknowledges that it is the policy of ArcSoft and its subsidiaries or affiliates to maintain as secret and confidential all valuable and unique information herebefore or hereafter acquired, developed or used by ArcSoft and its subsidiaries relating to the business, operations, employees and customers of ArcSoft and its subsidiaries or affiliates, which information gives ArcSoft and its subsidiaries or affiliates a competitive advantage in the industry, and which information includes technical knowledge, know-how or trade secrets and information concerning the operations, sales, personnel, suppliers, customers, costs, profits, markets, pricing policies, and other confidential materials (the “Confidential Information”).

(a) Non-Disclosure Executive recognizes that the services to be performed by Executive are special and unique, and that by reason of his duties he will acquire or learn Confidential Information. Executive recognizes that all such Confidential Information is the sole and exclusive property of ArcSoft and its subsidiaries or affiliates. As part of consideration of the compensation and benefits to be paid to Executive under this Agreement, Executive agrees not to disclose the Confidential Information to anyone outside ArcSoft, either during or after the employment by ArcSoft, except as authorized by ArcSoft in connection with performance of the duties set forth in this Agreement, or other duties assigned by ArcSoft from time to time.

(b) Return of Confidential Information Executive agrees to deliver promptly upon termination of employment with ArcSoft, or at any time requested by ArcSoft, all memos, notes, records, reports, manuals, drawings, and any other documents containing any Confidential Information, including all copies of such materials which Executive may then possess or have under his control.

(c) Injunctive Relief Executive acknowledges that any breach or violation of the provisions of this section of the Agreement will result in immediate and irreparable harm to ArcSoft and its subsidiaries or affiliates for which ArcSoft and its subsidiaries or affiliates would have no adequate remedy at law. In the event of a breach by Executive of any of such provisions, in addition to any and all other rights and remedies it may have under this Agreement or otherwise, ArcSoft and its subsidiaries or affiliates may immediately seek any judicial action deemed necessary, including, without limitation, temporary and preliminary injunctive relief.

(d) Ownership of Trade Secrets; Assignment of Rights Excluding those brought to ArcSoft and its subsidiaries or affiliates by Executive and disclosed by Executive in ArcSoft standard Employee Confidentiality Agreement executed as of the Effective Date, Executive agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files and materials made by him or by ArcSoft and its subsidiaries (the “Work Product”) are the property of ArcSoft and its subsidiaries and shall not be used by him in any way adverse to the interests of ArcSoft and its subsidiaries or affiliates. Executive assigns to ArcSoft and its subsidiaries any rights which Executive may have in any such Work Product; provided, however, that such assignment does not apply to any right which qualifies fully under California Labor Code Section 2870. This paragraph shall survive any termination of the employment relationship. Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board. Executive assigns to ArcSoft and its subsidiaries or affiliates any rights, which he may have in any such trade secret or proprietary information. Likewise, Executive shall not disclose to ArcSoft and its subsidiaries or affiliates, use in ArcSoft and its subsidiaries or affiliates business, or cause ArcSoft and its subsidiaries or affiliates to use, any information or material that is a trade secret of others.

8.	Termination

Notwithstanding any other term or provision contained in this Agreement, this Agreement and the employment hereunder may be terminated prior to the expiration under the following circumstances:

(a) Upon Executive’s death.

(b) Disability Upon Executive becoming “Permanently Disabled”, which, for purposes of this Agreement, shall mean Executive’s incapacity due to physical or mental illness or cause, which results in the Executive being unable to perform his duties on a fulltime basis for 6 consecutive months in a period of 12 months.

(c) Termination by ArcSoft for Cause ArcSoft may terminate this Agreement with notice, for Cause, which, for purpose of this Agreement, shall mean termination by action of the Board because of Executive’s:

(i) Willful refusal without proper legal cause to perform (other than reason of physical or mental disability or death) the duties set forth in this Agreement or delegated in writing by the Board from time to time, which remains uncorrected for 30 days following written notice to Executive by ArcSoft;

(ii) Willfully engaging in conduct that Executive knows or should know may be materially injurious to ArcSoft or its subsidiaries or affiliates;

(iii) Fraud, dishonesty or material misappropriation of ArcSoft business and assets that is intended to result in substantial personal benefits of Executive and harming the business of ArcSoft and its subsidiaries or affiliates;

(iv) Conviction of a felony or entry into a plea of guilty with all appeal exhausted that negatively reflects on Executive’s fitness to perform the duties or harms ArcSoft’s reputation or business;

(v) Any willful violation of this Agreement and other material employment policy of ArcSoft.

(d) Termination by ArcSoft without Cause In sole discretion of the Board, with notice, this Agreement and Executive’s employment hereunder may be terminated without any Cause.

(e) Termination by Executive with Good Reason Executive shall also have the right to terminate this Agreement and the employment hereunder, with notice to ArcSoft, within 180 days after occurrence of the following “Good Reason”:

(i) Material reduction without Executive’s prior written consent in the nature of Executive’s title, duties, authorities and responsibilities set forth in this Agreement and delegated by the Board in writing from time to time;

(ii) Reduction without Executive’s prior written consent in the nature of Executive’s compensation as established in Sections 4 and 5 of this Agreement and any other benefits thereafter provided to Executive from time to time including subsequent increases. This Section 8(e)(ii) does not apply to any reduction by ArcSoft with respect to a general readjustment of all executive officers’ compensation level for reasonable business purposes;

(iii) Failure to provide any benefits at least equal to those provided to other senior executives;

(iv) Change in reporting structure without prior written consent by Executive requiring that (A) Executive no longer reports directly and solely to the Board, (B) the executive officers and employees of ArcSoft and its subsidiaries are no longer required to report directly to Executive or through his designees;

(v) Failure to obtain Executive’s nomination to be elected as a member of the Board;

(vii) A material breach by ArcSoft of any material sections of this Agreement which remains uncorrected for 30 days after following written notice of by Executive to ArcSoft;

(viii) Failure of ArcSoft to obtain assumption of this Agreement by any successor of ArcSoft upon Change of Control (as defined in Section 10) or other form of transactions as a result of which ArcSoft is not the surviving company, unless Executive remains in a comparable position with the new company and this Agreement is assumed in its entirety.

(f) Termination by Executive without Good Reason Executive may, with notice, terminate this Agreement and resign from Executive’s employment hereunder without any Good Reason by written notice to ArcSoft.

(g) Notice of Termination If ArcSoft or Executive desires to terminate this Agreement and Executive’s employment hereunder prior to the expiration of the Term of this Agreement, pursuant to this Section 8 (b) through (f) respectively, a written notice shall be given to the other party stating the effective date and reason (if any) for such termination 30 days prior to the stated effective date. ArcSoft shall consult in good faith with Executive and provide a reasonable opportunity for Executive to be heard prior to the effective date of termination of the employment hereunder for Cause. It is expressly understood and agreed that the decision as to whether Cause exists for termination of this Agreement and the employment hereunder by ArcSoft is delegated to the Board for determination subject the Bylaws of ArcSoft and the laws of California, and in accordance with the requirements set forth below.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without any of (A) advance written notice set forth in this Section 8, (B) an opportunity for Executive, together with his counsel, to be heard before the Board at least 10 days prior to the proposed date of termination after the giving of Notice of Termination, (C) a duly adopted resolution of the Board with written determination described in the next subsection (D) of this Section 8 stating the actions of Executive constituted Cause and the basis thereof, and (D) a written determination by the Board made by the affirmative vote of at least a super majority (2/3) of all of the members of the Board (other than Executive).

9.	Severance Benefits

Upon termination of this Agreement and Executive’s employment hereunder, Executive will receive payment for all salary and vacation accrued but unpaid as of the date of termination, and the benefits will be continued under the terms of such plans and policies in accordance with applicable law. Notwithstanding, Executive shall be entitled to receive severance benefits described below:

(a) Termination by ArcSoft for Cause If this Agreement and Executive’s employment hereunder is terminated by ArcSoft before the expiration of the Term for Cause pursuant to Sections 8(c) and (g), Executive shall not entitled to any additional payments or benefits hereunder, other than, including but not limited to:

(i) Executive’s then Base Salary paid as of the date of termination; and

(ii) Any then vested Stock Option and other options as of the date of termination; and

(iii) Vacation accrued but unpaid as of the date of termination; and

(iv) Continuance of group insurance program in accordance with COBRA; and

(v) Any unreimbursed business expenses or dues described in this Agreement.

(b) Termination by ArcSoft without Cause; Termination by Executive with Good Reason If this Agreement and Executive’s employment hereunder is terminated by ArcSoft before the expiration of the Term without Cause pursuant to Section 8 (d), or any reason other than with Cause, or by Executive for Good Reason as defined in Section 8 (e), within 5 business days after the end of Notice of Termination period, Executive shall receive:

(i) Any vacation accrued but unpaid;

(ii) The earned but unpaid Bonus for the preceding fiscal year before the date of termination, and Bonus for the current fiscal year;

(iii) A single lump sum severance payment equal to 4 full years of Executive’s then Base Salary;

(iv) Any forfeiture provision of any Restricted Stock (if any) shall lapse and such Restricted Stock shall become fully vested;

(v) Acceleration of the vesting and exercisability of all unvested or unexercisable Stock Options, including any option Executive has under this Agreement and the Original Agreement, and any options granted to him thereafter, that shall become fully vested and immediately exercisable for 24 months from the date of termination;

(vi) Continuance coverage and premium payment by ArcSoft under ArcSoft’s group insurance programs for Executive and his family members for the greater term of (A) 24 months after the date of termination, (B) the remainder of the Term of this Agreement;

(vii) Any unreimbursed business expenses or dues described in this Agreement;

(viii) Financial aids to subsidize the exercise of all options Executive has under this Agreement and the Original Agreement, and any options granted to him thereafter.

(c) Termination by Executive without Good Reason If this Agreement and Executive’s employment hereunder is terminated by Executive without any Good Reason pursuant to Section 8(f) by written notice to ArcSoft before the expiration of the Term pursuant to Section 8(g), Executive shall receive:

(i) Executive’s then Base Salary paid as of the date of termination; and

(ii) A single lump sum severance payment equal to the greater amount of (A) Executive’s then Base Salary for 2 full years, (B) Executive’s then Base Salary for the remainder Term of this Agreement; and

(iii) 50% of any then unvested Stock Options including Options under this Agreement and Original Agreement, and any further grants thereafter, for 12 months after the date of termination. Any forfeiture provisions of any Restricted Stocks (if any) shall lapse immediately; and

(iv) Financial aids to subsidize the exercise of all options Executive has under this Agreement and the Original Agreement, and any options granted to him thereafter; and

(v) Any earned but unpaid Bonus for the preceding fiscal year; and

(vi) Vacation accrued but unpaid as of the date of termination; and

(vii) Continuance coverage and premium payment by ArcSoft under ArcSoft’s group insurance programs for Executive and his family members for 6 months; and

(viii) Any unreimbursed business expenses or dues described in this Agreement.

(d) Termination because of Death and Disability of Executive ArcSoft shall pay to the Executive’s surviving spouse, children and/or family trust (or estate, if none), in the event of the death of Executive, pay to Executive in the event of Disability, the payment described under Section 9 (b). Executive’s rights under the benefit plans of ArcSoft shall be determined under the provisions of the plans.

(e) No Mitigation; No Setoff Executive shall not be required to seek other employment or otherwise mitigate the value of any severance benefits described under this Agreement. The amounts payable hereunder shall not be subject to setoff, counterclaim, defense or other right which ArcSoft may have against Executive.

10.	Change of Control

(a) Change of Control For purposes of this Agreement, Change of Control shall mean:

(i) ArcSoft merges or consolidates with any other corporation (other than one of ArcSoft’s wholly owned subsidiaries), as a result of which ArcSoft is not the surviving company, or the shares of ArcSoft voting stock outstanding immediately prior to such transaction do not constitute, become exchanged for or converted into more than 50% of the Voting Shares of the merged or consolidated company (as defined below);

(ii) Through transactions other than a merger or consolidation, as a result of which ArcSoft is not the surviving company, or the shares of ArcSoft voting stock outstanding immediately prior to such transaction do not constitute, become exchanged for or converted into more than 50% of the Voting Shares of the new surviving company;

(ii) ArcSoft sells or disposes all or substantially all of its assets to any other person or entity;

(iii) The approval by ArcSoft’s shareholders of a plan of complete liquidation of ArcSoft;

(iv) Any third person or entity together with its affiliates and associates shall become directly or indirectly the Beneficial Owner, as defined by Rule 13(d)-3 under Securities Exchange Act of 1934, of at least 35% of the Voting Shares of ArcSoft’s then outstanding voting securities.

For purposes of this Agreement, Voting Shares shall mean the combined voting securities entitled to vote in election of directors of a corporation, including ArcSoft, the merged or consolidated, or the new surviving company.

(b) Severance for Termination by Executive upon Change of Control Executive shall have the right to terminate this Agreement and his employment hereunder with notice upon occurrence of any event set forth in Section 10 (a), provided that a comparable position is secured with and this Agreement is assumed by the surviving or new company and Executive elects not to take it. Executive shall receive the followings upon such termination:

(i) On the date of such Change of Control, 50% of any remaining unvested shares subject to the Stock Option and other equity plans shall be immediately vested and exercisable for 12 months, and any forfeiture provisions of any Restricted Stocks (if any) shall lapse immediately;

(ii) Financial aids to subsidize the exercise of the above exercisable options;

(iii) A single lump sum severance payment equal to the greater amount of (A) Executive’s then Base Salary for 2 full years, (B) Executive’s then Base Salary for the remainder Tenn of this Agreement;

(iv) Any earned but unpaid Bonus for the preceding fiscal year;

(v) Any accrued but unpaid vacation;

(vi) Continuance coverage and premium payment by ArcSoft or the surviving company under the group insurance programs of ArcSoft or the surviving company for Executive and his family members for 6 months;

(vii) Any unreimbursed business expenses or dues described in this Agreement.

(c) Termination and Constructive Termination upon Change of Control Executive shall have the right to terminate this Agreement and his employment hereunder with notice upon occurrence of any event set forth in Section 10 (a), if ArcSoft fails to obtain a comparable position with the surviving or new company, and/or it does not assume this Agreement in its entirety. And, if ArcSoft or the surviving or new company elects to terminate this Agreement and Executive’s employment hereunder upon occurrence of any event set forth in Section 10 (a), Executive shall receive the followings upon such termination:

(i) Any vacation accrued but unpaid;

(ii) The earned but unpaid Bonus for the preceding fiscal year before the date of termination, and Bonus for the current fiscal year;

(iii) A single lump sum severance payment equal to 4 full years of Executive’s then Base Salary;

(iv) Any forfeiture provision of any Restricted Stock (if any) shall lapse and such Restricted Stock shall become fully vested;

(v) Acceleration of the vesting and exercisability of all unvested or unexercisable Stock Options and any options he has under this Agreement or the Original Agreement, or granted to him thereafter, that shall become fully vested and immediately exercisable for 24 months from the date of termination;

(vi) Financial aids to subsidize the exercise of the above exercisable options;

(vii) Continuance coverage by the surviving or new company under its group insurance programs for Executive and his family members for the greater term of (A) 24 months after the date of termination, (B) the remainder of the Term;

(viii) Any unreimbursed business expenses or dues described in this Agreement.

If all or any portion of the amounts payable to Executive on his behalf under this Agreement or otherwise subject to any tax imposed by the Code (or similar state tax and/or assessment), ArcSoft or its successor shall pay Executive an amount necessary to place him in the same after-tax position as he would have been in had no such excise tax been imposed. The amount payable pursuance to the preceding sentence shall be increased to the extent necessary to pay income and excise taxes due on such amount. The determination of the amount of any such tax equalization shall be made by the independent accounting firm employed by ArcSoft or its successor. ArcSoft or its successor shall be responsible for all charges of any Accountant or alike.

11.	Liability Insurance

(a) Directors and Officers Liability Insurance ArcSoft shall maintain a directors and officers liability insurance in the amount of no less than $5 Million to cover Executive both during and, while potential liability exists, after the Term of this Agreement in the same amount and to the same extent, as ArcSoft covers its other officers and directors.

(b) Indemnification ArcSoft shall during and after the Term of this Agreement indemnify and hold harmless Executive to the fullest extent permitted by applicable law with regard to actions or inactions taken by Executive in performance his duties as an officer, director and employee of ArcSoft and its subsidiaries or affiliates or as a fiduciary of any benefit plan of ArcSoft and its subsidiaries or affiliates.

12.	Arbitration

(a) Agreement The Parties agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by confidential, final and binding arbitration conducted in Santa Clara, California or such other location agreed by the Parties hereto, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The decisions of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Parties will be entitled to reasonable discovery of essential matters as determined by the arbitrator. In the arbitration, the Parties will be entitled to all remedies that would have been available if the matter were litigated in a court of law.

(b) Governing Law The arbitrator shall apply California law to the merits of dispute or claim, without reference to rules of conflicts of law.

(c) Costs and Fees of Arbitration The Parties hereby agree that all of the fees, if any, and expenses of such arbitration, and Executive’s expenses, including attorneys’ fees, incurred in connection with the arbitration regardless of the final outcome, shall be borne by ArcSoft. The Parties further agree that the prevailing party may seek court judgment to enforce the arbitral decision against the other party and the other party shall bear the costs and fees incurred hereof.

13.	Miscellaneous

(a) Entire Agreement This Agreement represents the entire understanding and agreement between ArcSoft and Executive concerning Executive’s employment relationship with ArcSoft, and supersedes and replaces any and all prior agreements and understanding concerning Executive’s employment relationship with ArcSoft entered into prior to the date hereof. This Agreement may not be amended or modified except in writing by the Parties.

(b) Notices Any notices or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered by personally or sent by certified or registered mail, postage prepaid, addressed as follows:

If to Executive:	At the last residential address known by ArcSoft

If to ArcSoft:	ArcSoft, Inc. 46601 Fremont Blvd. Fremont, CA 94538 Attn.: Chairman of Board

(c) Severability In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(d) Governing Law This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, except that any arbitration shall be governed by the Federal Arbitration Act.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

ARCSOFT, INC.		EXECUTIVE

By:	/s/ David C. Nagel	By:	/s/ Michael Hui Deng
	David C. Nagel, Chairman of Board		Michael Hui Deng

		Address:	5465 Ridgewood Drive Fremont, CA 94555